Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (File Nos. 333-260245, 333-261537, 333-264224, 333-271047, and 333-278405) on Form S-8 and (No. 333-271040) on Form S-3 of our reports dated March 21, 2025, with respect to the consolidated financial statements of GitLab Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
March 21, 2025